EX-34.1
(logo) PS&J

PAYNE SMITH & JONES, P.C.
Certified Public Accountants


Report of Independent Registered Public Accounting Firm



The Board of Directors
Colonial Savings, F.A.

We have examined management's assertion, included in the accompanying Servicer Compliance Statement, that Colonial Savings, F.A. (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for asset-backed securities transactions for which the Company served as servicer as of December 31, 2007 and for the period from January 1 to December 31, 2007 (the "Reporting Period"). Management is responsible for the Company's compliance with those servicing criteria specified above. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of a sample of the transactions and activities related to the platform, and determining whether the Company performed those selected activities in compliance with the servicing criteria specified above. Furthermore, our procedures were limited to the selected transactions and activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions and activities or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria specified above.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of December 31, 2007 and for the reporting period January 1, 2007 to December 31, 2007 for the servicing platform is fairly stated, in all material respects.

/s/ Payne Smith & Jones, P.C.

February 27, 2008



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